Exhibit 6

JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the statement on Schedule 13D (the “Schedule”) filed on or about this date relating to the offer by Lakers Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of SL Industries, Inc., a New Jersey corporation, to purchase all the outstanding shares of common stock, no par value, of Ault Incorporated, a Minnesota corporation, along with the associated preferred stock rights, is being filed by and on behalf of each of the undersigned. Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Schedule is filed (i) is responsible for the timely filing of such Schedule and any amendments thereto and the completeness and accuracy of the information concerning such person contained therein, and (ii) is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement, dated as of this 27th day of December, 2005, may be executed in one or more counterparts by each of the undersigned and each of which, taken together, shall constitute one and the same instrument.

SL INDUSTRIES, INC.

By:	/s/ David R. Nuzzo
David R. Nuzzo
Vice President and Chief Financial Officer

SL DELAWARE HOLDINGS, INC.

By:	/s/ David R. Nuzzo
David R. Nuzzo
Vice President

LAKERS ACQUISITION CO.

By:	/s/ David R. Nuzzo
David R. Nuzzo
Vice President and Secretary